UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Form 10/A #2
                   GENERAL FORM FOR REGISTRATION OF SECURITIES
     Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934


                    INTERNATIONAL PAINTBALL ASSOCIATION, INC.
             (Exact name of registrant as specified in its charter)

               Colorado                                    20-1207864
----------------------------------------           --------------------------
    State or other jurisdiction of                    IRS Identification No.
     incorporation or organization


           501 Trophy Drive, Suite 314, PMB 106, Trophy Club, TX 76262
       -------------------------------------------------------------------
               Address of principal executive offices) (Zip Code)

                                  (817)491-8611
       -------------------------------------------------------------------
                           Issuer's telephone number:


           Securities to be registered under Section 12(b) of the Act:

Title of each class to be so registered             Name of each exchange on
                                                    which each class is to be
                                                        registered
----------------------------------------          -----------------------------
        Not Applicable                                   Not Applicable

                                Securities to be
                                registered under
                                Section 12(g) of
                                    the Act:
       -------------------------------------------------------------------
                           Common Stock; no par value
                                (Title of class)


Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One).

Large accelerated filer [___] Accelerated filer [___] Non-accelerated filer [___] Smaller reporting company [_X_]




                                TABLE OF CONTENTS

                                                      Title                                     Page Number
PART I

Item 1                BUSINESS                                                                       1
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 1A               RISK FACTORS                                                                   17
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 2                FINANCIAL INFORMATION                                                          22
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 3                PROPERTIES                                                                     32
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 4                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                 32
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 5                DIRECTORS AND EXECUTIVE OFFICERS                                               34
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 6                EXECUTIVE COMPENSATION                                                         37
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 7                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                 39
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 8                LEGAL PROCEEDINGS                                                              40
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 9                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND            40
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 10               RECENT SALES OF UNREGISTERED SECURITIES                                        42
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 11               DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED                        47
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 12               INDEMNIFICATION OF DIRECTORS AND OFFICERS                                      47
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 13               FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA                                    48
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 14               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND                48
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 15               FINANCIAL STATEMENTS AND EXHIBITS                                              48
------------------ -- ---------------------------------------------------------------------- -- -------------
SIGNATURES                                                                                           49
------------------ -- ---------------------------------------------------------------------- -- -------------



ITEM 1.  BUSINESS
-----------------

General
         The following is a summary of some of the information contained in this document. Unless the context requires otherwise, references in this document to "IPA," or the "Company" are to International Paintball Association, Inc.


International Paintball Association, Inc. a Colorado corporation was incorporated in the State of Texas on May 8, 2004 as 4G Paintball, Inc. and was originally based in Dallas, Texas. We have since redomiciled to Colorado by merging with International Paintball Association, Inc., our wholly owned subsidiary in September 2008. We are now based in Trophy Club, Texas.

 Our Company was formed for the purpose of providing, services and products in connection with paintball sport activities. Paintball sport activities are those activities by persons who are using paintball equipment and accessories for entertainment in various interactions with other paintball enthusiasts whether organized formally or in ad hoc activities. "Paintball Activities" includes the shooting of paint pellets with air guns at targets, other players in competitive individuals or team play, and role playing in simulated military or law enforcement scenarios. We only mean to include traditional paramilitary style paintball team or individual competition. (Comment #2) Our Company filed this Form 10 on a voluntary basis in order to become a 12(g) registered company under the Securities Exchange Act of 1934.

As of the date of this Registration Statement, we are a development stage company with no current revenues and start up operations, and we have achieved net losses of approximately $(1,898,247) since inception. We have relied solely on sales of our securities and loans from officers, directors and shareholders to fund our operations. We are in the process of raising financing to execute our business plan and fund future operations. As such, we are considered to be in the development stage. We have had minimal revenues to date and our net loss for the year ended December 31, 2008 was $205,597 and for the most recent interim period (September 30, 2009) was $136,951. Our auditor has issued a going concern opinion in his audit opinion which indicates substantial doubt that our company many continue operations due to lack of revenues and lack of capital.

Our primary activities to date have consisted of organizing our Company conducting an initial round of private financing to obtain "seed" capital and designing our business plan, including interviews with industry participants, visits to paintball facilities, locating website development firms, architectural firm, trademark attorneys, and suppliers of paintball markers, paintballs, and equipment, as well as real estate brokers. We have not engaged any of these vendors and do not intend to engage them until we have raised additional funds in this offering and following this offering. We believe, however, that these contacts have provided us with additional due diligence on field construction, placement and operations and supply chains such that when we have raised additional funds in the future, we can move forward with the initial and second phases of our business plan discussed in Management's Discussion and Analysis or Plan of Operations, and below. We did not spend any funds on research and development activities in the fiscal years ended December 31, 2008 and December 31, 2007, respectively. Prior to 2006, we had revenues from several test events that we sponsored, which would not be considered recurring income.

We have had no revenues to date, and from January 1, 2006. We recorded a net operating loss of approximately $205,597 during the year ended December 31, 2008 compared to $310,999 in 2007 and $363,762 for 2006. Our basic loss per share was $(0.02) for the year ended December 31, 2008 compared to $(0.05) in 2007 and $(0.09) in 2006. Prior to 2006, we had revenues from several "test of concept" events that we sponsored.

We recorded a net operating loss of approximately $(136,951) in the nine months ending September 30, 2009 versus net loss of approximately $(200,450) for the same period in 2008. Our loss per share was $(0.01) for the nine months ending September 30, 2009 versus a basic loss per share of $(0.02) for the same period in 2008.

DESCRIPTION OF BUSINESS PLAN

We have developed a business plan to promote products for paintball activities, attempt to create, brand identity in paintball and create a sanctioning body for professional, semi-professional and amateur paintball leagues and play. As NASCAR is to stock car racing and the PGA is to Golf, International Paintball Association intends to attempt to become the sanctioning body of Paintball play. By this we mean to establish uniform rules of paintball tournament play with standards of facilities, play rules uniform scoring, safety, a hierarchy of tournaments and a system of ranking players and teams, among other organizational pieces. We will draft these rules and standards and require those who affiliate with our organization to abide by these rules and standards. We believe we can establish our rules and standards in 180 days from February 2009 and it will be up to the public and players as to whether we are accepted as the Sanctioning Body which could take years at this. We have no competition of other sanctioning bodies in paintball and there are no professional or semi-professional paintball players or leagues as of this date.. Although other paintball associations models may not be identical to ours, there is significant overlap and more importantly such association may have existing infrastructure which would allow them to adopt our business plan and compete with us if they choose. While there are competitive paintball associations, none have proceeded to become a recognized nationwide body establishing consistent standards of play and safety. (Comment #4)Our business plan is not contingent upon becoming the sanctioning body. There is no assurance that our company can accomplish the goal of becoming the sanctioning body of paintball play. We do not believe that our business plan is contingent upon being recognized as a sanctioning body, and in fact it could take years for the sanctioning body to be extensively recognized. Our credibility relies not on or being a sanctioning body for paintball, but rather on developing paintball tournaments, products, sales, membership in an organization that helps market, and services to generate revenues. (Comment #3)

We intend to create a membership organization, in which paintball enthusiasts can become members and interact with fellow athletes and enthusiasts and have access to products, events and tournaments as part of our marketing plan. We intend to initially attempt this through the usage of the internet, and by co-marketing with Paintball vendors and suppliers through advertising

(Comment #13) We intend to expend monies on strategic web advertising to attempt to obtain higher ranking in search engines like Google and Yahoo paintball participants and other interested parties in the industry to push click through to our website. We intend to use other paintball industry contacts to create click through links to increase traffic to our website through cross marketing/linking.

Our primary target market is males aged 13-34, which generation's behavioral, attributes are considered unique and tough to address by traditional product marketers. We believe attributes such as, a need for consistent feedback and recognition, safety, instant gratification, technology based social life and desire for reality based experiences, are satisfied by the sport of paintball. For example, the generation that grew up on reality television shows and considers the "Survivor" model to be the norm, our management believes will be attracted to realistic paintball scenario play, with the "last man standing" the winner. (Comment #6) We intend to attempt to create a brand that has life-style qualities for this target market, encouraging daily visits to the website for social networking, and paintball sport updates, off-field team building, and balanced work/play lifestyle.

International Paintball Association's Proposed Lines of Business

We have two major lines of proposed business, the first is product based and the second is to attempt to act as a sanctioning body of the Paintball Sport, involving the provisioning of services to members and affiliated parks and facilities and products branding with "IPA". The product aspect of the model is intended to generate direct revenue, while the services segment may or may not cover its own costs in the near term.

As to our second proposed line of business, it will not be up to us to determine whether we are recognized as a Sanctioning Body, but if and when a number (undetermined) of parks or tournaments adopt our rules and policies and use them as a "standard", then will we, de facto, be recognized. We are hopeful that we can establish the "IPA" sanctioned event as a standard which will have value due to recognition of consistent and uniform policies and rules from region to region and in local areas. If the "IPA sanctioned event/facility recognition grows, of which there can be no assurance we believe it will have promotional value to those parks, tournaments and vendors which affiliate with IPA. It could be thought to be a successful sanctioning body when its affiliates exceed the number of affiliates of any other organized paintball association. (Comment #5)

(Comment #7) We believe that our segment penetration revenue shares and time to implementation may be summarized as follows:

Product Markets

a)       Market to commence - 7/1/10 first significant rollout
b) Revenue penetration 95% of total revenues within first 6 months down to 80% of revenues.
c) Products will all use "IPA" logo to create awareness of IPA to carry over to "Services" side.
d)

Services

a)       Marketing to commence 7/30/10
b)       Revenue participation 5% of total revenues
c) Services model will cross promote the product side by offering IPA approved products

Revenue
------------------------------------- ----------------------------------- ------
July 2010                             95%                                 5
------------------------------------- ----------------------------------- ------
August 2010                           94%                                 6
------------------------------------- ----------------------------------- ------
September 2010                        93%                                 7
------------------------------------- ----------------------------------- ------
October 2010                          90%                                 10
------------------------------------- ----------------------------------- ------
November 2010                         88%                                 12
------------------------------------- ----------------------------------- ------
December 2010                         86%                                 14
------------------------------------- ----------------------------------- ------
January 2011                          85%                                 15
------------------------------------- ----------------------------------- ------
February 2011                         84%                                 16
------------------------------------- ----------------------------------- ------
March 2011                            83%                                 17
------------------------------------- ----------------------------------- ------
April 2011                            82%                                 18
------------------------------------- ----------------------------------- ------
May 2011                              81%                                 19
------------------------------------- ----------------------------------- ------

Product Based Business. Although we are primarily a service provider, we also offer products to assist our customers in playing the sport. Our clothing line is a tool we plan to use to help promote the sport as well as show support for the sport. The following products and services will be offered to the public via our website and at our events with the goal of generating an additional revenue stream for the Company.

We are currently seeking proposed agreement(s) with distributors, whereby we will have access to a complete line of paintball items without physically handling inventory and distribution. We currently have obtained products lists, and order information for three product lines in paintball products which are available wholesale or on a private label basis. We have not ordered any at this time because we want to coordinate with our other activities as we raise capital for operations. We do not have a firm timeline for completing agreements. We do not anticipate licensing arrangements with suppliers of our products at this point in time. For our currently available product on our website, we rely on third party suppliers on an as needed basis, and have no firm long term supply commitments. We do not manufacture any products, nor do we ever expect to do so. Our product marketing, as planned, includes:

o        Gear, markers (guns), masks, vests, goggles, etc.
o        Consumables, i.e. paint balls themselves
o        Apparel
o        IPA logo items, such as shirts, hats, bags, etc.
o        Gifts and gift cards

Clothing - We intend to provide a line of clothing to our customers. International Paintball, Inc. will not manufacture the clothing it may sell, but intends to offer designs that are produced by a third party manufacturing company. The clothing may be sold through website sales, at tournaments and through wholesalers, with International Paintball, Inc. promoting the clothing at events and through links on its website.


The clothing will carry the official International Paintball Association, Inc. label and authentication and the clothing's main purpose is to promote paintball as a lifestyle while also giving players a stylish alternative to some more conservative clothing lines available within the market. This clothing line will be offered to customers via our website and it will also be sold at the tournament events. We believe that it will act as an additional revenue generator.

Equipment - Various types of equipment from third parties will also be sold on our website as well. This equipment will include paintballs, masks, markers, and accessories. By doing this, we can illustrate the type of equipment that is expected to be used by players participating within our tournaments, leagues and events while also seeking to diversify our revenue generating activities.

We have identified companies to provide product and distribution services on an out-sourced basis with positive gross margins to the Company. We seek an agreement that gives the Company access to a range of paintball related products, will allow it to introduce its own branded products, and to have initial buying power in the market place without the cost of establishing warehouse and distribution facilities. We will also intend to establish a web affiliate program available to member parks only, that establishes relevant links for web ranking purposes, while driving volume. As visitor volume increases on the website, we believe advertising opportunities and sponsorships will become another source of revenue.

Planned Services

The "International Paintball Association", a proposed membership association managed by our Company, plans to provide services to its members, as a way to build brand loyalty and establish market share. Association memberships will be sold for an annual fee. Free Membership would have no perceived value and therefore will not be offered. We currently are not providing any tournament or league sanctioning or management. We plan on commencing such activities in the third quarter of 2010 conditioned upon achieving adequate capital for such operations. We have planned on a budget of about $500,000 for this business segment (See Plan of Operation). We have no committed sources for this funding required. Our timeline is to implement this phase in the next twelve months.

(Comment 14 & 15)
We believe it will take approximately twelve months after our initial capital raise of $1,000,000 to implement our tournament and league sanctioning services.

We intend to attempt to raise $1,000,000 during 2010 to implement our first stages of our business place, including our membership services.

We believe that if the initial $1,000,000 capital is raised in 2010, we will need to raise an additional $1,500,000 in additional capital in 2011 by second quarter to continue to implement our follow on expansion of our business plan.

We do not have committed sources of funding from any sources for any of the capital needs set forth above.

Our Timeline for implementing our plans, subject to adequate capital being raised is estimated and planned as follows, however there is no assurance we can achieve our Timeline as projected, since we do not have funding, and have no track record in the Paintball Industry of achievement.



                           ORGANIZATIONAL TIMELINE IPA


                                          3rd      4th Qtr 2010  1st Qtr   2nd Qtr      3rd Qtr      4th Qtr
                                          Qtr                    2011      2011         2011         2011
                                          2010
                                          -------- ------------- --------- ------------ ------------ ------------
2010 Funding Completion $1,000,000             X  XXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Finalize/Prioritize - Use of Proceeds                            XXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Investigate Payroll Services & Benefit
Plans                                                            XX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Establish Corporate offices                                      XX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Review Employment Agmts & Compensation
Plans                                                            X
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Seek Additional Round of Capital                                           XXXXXX       XXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Interview Candidates for Corporate Mgmt
Team                                                                       XX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Engage Corporate Management Team                                                XX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Review feasibility studies for
park/facility locations                                                         XXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Develop website - internet strategies                                             XXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Interview Candidates for Facilities
Mgmt Team                                                                           XX  XX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Engage facilities Mgmt Team                                                                X
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Establish initial operating policy &
procedures for corporate and paintball
facilities                                                                                   XX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Establish the acctg structure &                                                              XX
policies for facilities
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Recruit additional Executive and Admin                                                           XX
staff
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Seek additional capital                                                                              XXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Prepare operation Budget                                                                             XX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Finalize website, w/ e-commerce                                                                           XX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Cost analysis to implement Phase Two                                                                      XXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------


Planned Industry Segment Services

The services segment may allow us to build market share and brand recognition, in anticipation of the creation of farm teams that participate in regional tournaments and pro leagues, which would allow us to tap into spectator event generated revenue, as well as media coverage and sponsorships. We intend to sponsor "Farm Teams" (teams of local paintball players who compete against each other on a local level" in local areas in conjunction with local parks or paintball facilities starting in third quarter 2010 where we use our brand "IPA" to join with local businesses as financial sponsors, (generating advertising for the local business) very similar to other regional league sports providing competition for local teams. This "Farm Team" strategy will be financed as part of our overall strategy at cost of about $150,000 in twelve months, planned in 3rd Quarter 2010 when we intend to attempt to achieve $1,000,000 in new funding. (Comment #'s 8, 9, 10, & 11)

(Comment # 15) As shown in the chart below, we have budgeted $500,000 for our services segment in the 12 months following the raising of funding, as discussed earlier.





                                               1st Quarter    2nd Quarter       3rd Quarter         4th Quarter
                                               -----------    -----------       -----------         -----------

Organizational General & Administrative        25,000         25,000            40,000              50,000

Advertising / Other Media                      25,000         25,000            25,000              25,000

Sales Literature Brochures / Artwork Design    10,000         10,000            10,000              10,000

Website Development                            20,000              0                 0                   0

Website Advertising                                 0         20,000            10,000              10,000

Mailing                                        15,000         15,000            15,000              15,000

Miscellaneous (including temp. labor)          30,000         30,000            25,000              15,000



1. Step-by-Step Players' Guides to IPA Series Paintball Tournaments - These booklets will include calendars of upcoming events to help teams map out what events they will want to participate in, a step-by-step guide on what is needed for all the tournaments, and how to play the different types of tournaments that we plan to will organize. This guide will provide information on different courses that competitions will be help at, as well as information on some of the major professional teams that compete within the Series.

2. Operations Manual - This guide will act as an operations manual to enable tournament operators to run our tournaments.

3. Event Planning - We intend to provide event planning services in a wide range of applications that involve paintball play. We will seek to enhance satisfaction in the areas of appearance, performance, and level of play and will utilize all available resources to ensure that only the highest quality services are delivered.

     Planned Player Services:

o    Web store discounts, special pricing on registration

o    Online registration for leagues and tournaments

o    Paintball news updates, skills tips, tactics, scenarios, etc.

o Free logo items i.e. window cling that acts as parking pass, bag tags o Access to forums, chats, rankings

o    Access to web based education, for consistency in skills, signals, etc.

o    IPA player service and regulatory agency for dispute resolution

     Planned Member Park Services

o Professionally created marketing collateral designed/available at volume pricing

o    Plug-in marketing promotion kits designed/available for park implementation

o Member kit: IPA banner, fill-in-the-blank press release, official rules, etc.

o    Use of IPA online registration

o    Volume purchase pricing for pro-shop products

o    Web store affiliate program

o    Centralized IPA Park Directory

o    Regulatory body for leagues and tournaments

o    Co-op advertising and brand sponsorship


One early focus of the Company will be to create and sponsor a sanctioning body of Paintball managed by our company by providing:

o        Tournament and league sanctioning and management
o        Membership administration and management
o        Web Store & merchandising for products and services
o        Marketing and branding services
o        Spectator revenue

Proposed Web Store & Merchandising Products and Services

We intend to develop and operate a Web Store for the purpose of selling, under the IPA name, paintball products including:

o        Paintball Guns
o        Accessories
o        Consumables (Paint)
o        Apparel
o        Gifts
o        Other Branded Merchandise

Our website, www.internationalpaintballassociation.com, is designed to provide membership registration and product sales, generating an initial source of revenue. In the future, we intend to expand the website with added services that include online league/tournament registration, rules and safety information, realistic game scenarios, forums for competitive banter, forums to share product recommendations, update on paintball news, etc., or to just chat. The concept is that traffic will thus be driven to our IPA online store for gear, accessories, apparel and paint purchases. As visitor volume increases we intend to seek advertising opportunities as another source of revenue.

Membership Administration and Management

We intend to offer different membership and competitor - options ranging from general membership, park and facilities membership up to professional level - membership. These memberships are intended to provide member benefits that are designed to drive brand loyalty to the International Paintball Association, traffic to the web store and visits to our member parks and facilities. Planned membership benefits are to include:

For Individuals:

o    Sense of belonging with peers and with a group of "players"

o    Discounts to park admissions and tournament play

o    Discounts on merchandise

o    Interactive forums, communities to share ideas and connect with others

o    Newsletters and training and tactic material

o    Access to leagues and associated play

o    Ability to track their performance in league play

o    Ability to progress and develop into higher categories of play - turn pro.


For Parks and Facilities:

o    Access to players in their areas from IPA membership lists

o    Traffic driven to their facility

o    Market awareness around paintball

o    Discounted merchandise for sale in their pro shops

o    Website affiliate program access, earn on sales directed to IPA site

o    Joint and co-op advertising and marketing opportunities

o    Economies of scale in advertising and marketing

o Park Member kit including, press release template, banners, and marketing collateral

o    Scalable Operations Plan centrally developed

o    Governing Body for dispute resolution and consistent rules

Proposed Marketing Services

Our research indicates that the present paintball industry is characterized by over 2,000 fields and facilities that are mostly "mom and pop" operations, which focus on the local market. There were approximately 325 series or league events held in the past year with little centralized coordination. Participants were enticed to events through local marketing efforts and word of mouth. Management believes a paintball sport, "brand" with associated advertising will benefit affiliated parks and facilities through increased player traffic through consistent identity to their locations.

Proposed Tournament and League Sanctioning and Management

(Comment #16)

We have test marketed tournament events, in 2004 in the Dallas and Houston, Texas area with 2 events, in preparation for larger scale operations. We had approximately 100 attendees at each event with approximately 40 paying participants at our Dallas event and 80 participants at our Houston event.. These events were used to test the business concept and to test event structure in preparation for scalable operations.

The first event in Dallas was unprofitable losing about $6,000 on $12,606 in revenue. We learned from that unsuccessful experience and our second event (in Houston, Texas) had $25,921 revenue and approximately $5,092 in gross profit. We also tested a league system in 2005 in a local paintball facility in Dallas, and were encouraged by the participation by players. It was obvious to us after this experience that it would require more organization over larger geographic area with consistent rule applied in order to have any chance of success with our business model.

We learned several lessons from our previous events:

o Start earlier with publicizing the event to give people a longer time frame to get the event on their personal calendar.

o Early enrollment with earlier cut-off deadline so the officials can be contracted.

o    Justify number of officials by participants - no guess work.

o Pre-marketing - use the internet to get the announcement out - website & e-mail

o    Online enrollment with ability to pay on website.

o    Use of Pay-Pal to control the cash risk.

o    Vendor price reduction on product

o Benefits of the draft was that we had teams with a more equal competitive level. No team was too far advanced over another. This "leveled the playing field" and made every participant feel their participation contributed to the team effort. We learned they would participate again if they were on a better team than they were individually.

o We determined that we could further the play by developing these leagues into pods that would lend itself to playoffs and championship games. We never had an opportunity to test the pod system.

Based on this experience, we have developed our concepts further and drafted event rules. We believe such a foundation is what could make the tournaments and league play more consistent and leads to the scalability of league play. We intend that participants in leagues and tournaments will be required to be members of IPA and the events will be at IPA member facilities. Additional revenue opportunities may exist for the sale of expendable products (paint), event apparel, commemorative items, team uniforms, IPA branded merchandise, and concessions. We believe tournament and league play provides three key advantages:

o    Drives product sales for IPA branded products;

o    Develops players for higher league, semi-pro and professional teams; and

o Drives traffic to member facilities, as part of the marketing services that IPA is offering.


Organization of Events

We intend to pick quarterly event dates in local areas for local tournaments which we will promote through advertising in local media, paintball stores, and to our mailing lists of members and enthusiasts. We will have annual regional playoffs for local top competitors. Our company will co-sponsor these events with local paintball facilities and retailers and national merchandisers.

Affiliations with Parks & Facilities

We intend to offer affiliation with or association to paintball facilities and local retailers and national merchandisers. By such affiliation we will co-market events at such facilities with the advertising participation of local retailers and national merchandisers to create the market perception of an industry collaborating at supporting the sport. Our affiliation will be based in our market surveys, with fees yet to be determined. Our affiliations with retailers and merchandisers will be based on such factors as location, synergy with our goals and the paintball sport industry, in general, and consumer recognition of the affiliate. The fees will be determined at a later date. (Comment #17)

Plans for owned or Managed Facilities

We do not currently have any plans to acquire "owned facilities", nor to manage facilities, as that would require an entirely new management and ownership enterprise.

Spectator Revenue Goal

We believe spectator revenues are the ultimate goal of the business plan. Our concept capitalizes on the collection of members competing in leagues and tournaments to build skill and name recognition. Our design of the approach builds in essence a "farm" system, developing players who ultimately form teams to compete, first in higher division recreational leagues, then finally in semi-pro and professional leagues. Once professional play is implemented, we believe additional revenue opportunities that may be driven by spectators are possible.

The sources of these revenues may include:

o    Admission fees

o    Concessions

o    Commemorative Event Programs, with team bio's, advertising, etc.

o    Product merchandising

o    Television

o    Sponsorship

Events can be held in independent facilities or in our owned or managed facilities in the future. We don't own or manage any facilities now.

Planned Tournaments - The tournaments that IPA intends to organize have been given the name IPA Tournament Series. This series includes different tournaments that may be schedule all over the states of Texas California and Florida. There will be three different skill levels that different teams will be able to participate in. These skill levels are as follows:

o Rookie: these are the beginners of the tournament. They have only participated in tournament play for a limited time and are working on gaining critical experience required to compete in the higher skill levels.

o Novice: The players on a novice team have been participating in tournament play for one to three years and are generally better than the rookie players, but do not have the required skill to participate successfully on the pro level.

o Open or Professional: These are players that have been participating in tournament play for over three years and are generally the best players in the game. Many teams play constantly in as many tournaments as possible, no matter where they have to travel.

o The price will vary depending on the rental price of the different facilities that we will be using, but generally, the price will be $125 for a rookie team, $250 for a novice team, and $300 for a pro team.

Each team will consist of nine players, of which only seven can play at any one time. Each team in each difficulty level can have two players that are classified in the category higher than theirs. For example, a rookie team can have two novice players on their team and still be considered a rookie team. Any more than two players in a higher difficulty class will force the team to register in the higher difficulty level.

We do not intend to create  "Professional  Teams" as part of our business  plan.
Such  teams  may  form  and  be  affiliates  of  IPA  through   membership   and
participation in IPA Sanctioned Events (Comment #10)

SALES LITERATURE

We will use various forms of sales literature to help increase awareness of our tournaments and also to recruit teams of all skill levels. We will have specialty brochures developed that specifically outline all events that will be organized by us and these brochures will be directly mailed out to registered users of our website as well as teams and spectators in the audience who sign up on our mailing list at our tournaments. We will have contact numbers as well as information detailed on what future tournaments or products will be available from us. We will also distribute brochures to help in the promotion of our unique and innovative clothing line. In addition, we plan in the future on promoting their events via radio advertising, television spots, cable TV, newspapers, industry publications, public relations and internet via the company website as well as electronic mailing to registered players and paintball enthusiasts throughout our entire target market.


COMPETITIVE STRENGTHS

We believe we will have a competitive edge within the industry in that we are one of only a few companies whose main focus is on the development and organization of paintball tournament leagues and events. There are several other paintball associations as discussed previously which might be considered competitive to our company. We are not aware of any other bodies seeking to become recognized as Paintball "sanctioning bodies". Many people and organizations organize one or a few paintball tournaments, but not in the type of series setting or on the scale that we offer. Our planned IPA Tournament Series will seek to pioneer the way paintball players think about tournaments, leagues, and events and will help to develop the sport to become more organized and well known within communities where there is little organization for the sport. We plan on being a pioneer in the industry in many of the markets that we will be serving, and being the initial and only governing body, thus giving us a first-mover advantage.

Business Strategy for Association Business

Our business strategy is to position the "International Paintball Association" as the official governing body of the sport of paintball. As such, it will not only be the final arbiter in issues involving rules and professional play, but also will be a consolidating influence in a fragmented sport, thus raising the level of spectator participation, sponsorships and media attention. We hope to attain this strategic objective with aggressive membership building campaigns and a family of branded products and services offered to both players and member parks including:

o    Member discounts and website privileges

o    Website social network with inter- team rivalries, and daily posts

o    League and tournament support

o    Member newsletters for scenarios, skills, tactics, league news, etc.

o    Farm team feeder system to paintball professional teams

o    Park member gear discounts and website affiliate program

o Marketing materials generated centrally with economies of scale/professionalism

o    Benefit of centrally executed campaigns

o    Pre-designed local campaigns for member park use

o    Rules and regulations centrally administered

Pricing Strategy


We will seek to price our services appropriately to appeal to the rookie and novice players, but high enough not to repel the pro players that are willing to pay a larger fee to compete in a competitive atmosphere. With that in mind, we will look to price its tournament entry fees and product offerings in accordance with current industry standards and market prices.

Invoice Annual Fees (2 years)                                            $50/yr.

Competitors Annual Fees up to 5 years or until tournament (region)
achieves                                                                 $150

Pro (after 5 yrs)                                                        $250

We will be offering non-IPA logo paintball products at average market price, initially, but have not set such prices except the "Starter Kit" @ $285 with a jersey. In cases where IPA bundles products together, we intend to charge a 10-15% premium over items purchased separately, and include a unique IPA item. For example, the IPA Starter Kit with camouflage backpack might be priced 15% higher than the items purchased separately.

Promotion Strategy

Our management believes our target market prefers to obtain its information electronically, our promotions strategy will reflect our research in how to communicate to 13-34 year old males. Consequently, IPA's website will become a primary vehicle for product promotions such as up sell, newsletter campaigns, member specials, forum product reviews, viral marketing tactics, etc. In addition we plan to offer member parks use of IPA promotion designs for local implementation, as well as the ability to tap into volume buying power through an IPA affiliate program.

Market share and market presence to build brand identity will be our initial goal. We currently have no brand awareness and consequently cannot be considered a "brand". Our promotions will be centered on registering members from our targeted geographies. Tactics such as local TV and radio ads, print media, direct mail, public relations, and contests are planned, all driving traffic to the IPA website. Initially, IPA plans to offer free, or discounted, park membership to approved facilities who generate a minimum number of IPA members from their existing customers, thus tapping into their customer base, and enlisting the park's help in closing memberships.

Product promotions are planned to these same lists. The IPA web store will be dominant in all tactics, to drive visits and conversion to sales. Member parks that join our affiliate program will benefit from our inventory and volume buying power, while driving additional page views on our site, and sales conversions. As product becomes a greater revenue contributor to IPA, we plan to expand into IPA logo items, and then to expand to custom team apparel, as well. These items will be sold at tournaments, on our website, and be worn by IPA sponsored players and teams.

A detailed promotions plan has been created and will be implemented according to budget.

Sales Strategy

IPA's sales strategy will focus upon the brand awareness generated by the marketing tactics mentioned, with limited use of inside sales where appropriate. We currently do not have any brand awareness. Targets generated by market research and made aware of IPA through marketing, may be personally invited to be a participant in an IPA event. Member park targets may be called upon directly by a paintball professional or ex-military sharp shooter, for example, acting on IPA's behalf. IPA intends to hire professional and semi-professional paintball players, and retired police and military, to act in a sales capacity.

Competition

Our "International Paintball Association" is intended to serve the same function in the sport of paintball as NASCAR is to car racing or PGA is to golf.

Competition in the Product Segment

Competition includes companies currently selling paintball gear via ecommerce, in local paintball shops, and big box retail, paintball online forums, existing paintball tournaments and/or leagues, and existing paintball associations. The Company's products will be distinguishable from our competition by the use of the IPA brand and logo.

The competitive manufacturers of gear and distributors operate both from retail outlets and also through the internet. Some of the direct competition to International Paintball Association include: KEE Action Sports, Tippman, Jarden JT Sports, DYE Paintball, ActionVillage.com, NXe, Planeteclipse.com, Procaps, smartparts.com, specialopspaintball.com, and angelpaintballsports.com.

Paintball supplies and gear can also be purchased from such recognized retailers as Sports Authority, Dicks Sporting Goods, Kmart, and Target. We currently are not competing with these retailers because we have not commenced a significant operation.

Competition in the Services Segment

We believe the competitive advantage IPA has is that no other entity in the sport has expanded its role to include the performance of a governing body combined with player and park membership recruitment. Each segment of the industry has successful participants, but none of these have stepped up to the role of branding and consolidating the sport, with centralized economies for members and ecommerce gear sales, and online forum social networking, and farm system for players, combined. IPA intends to recruit members, while highlighting the benefits of membership. Currently Existing Competition Paintball
Associations:

American Paintball Players Association, APPA: An online league and event sign-up system with 50 leagues, and a membership consisting of approximately 45,000 players. While members get an id number, its true purpose is to provide registration for events.

The Paintball Sports Trade Association, PSTA, was established in October 2007. The goal of this association is to "increase awareness, participation and acceptance of Paintball all over the world". (PSTA website home page May 2008 www.paintball.org) While the PSTA has "members", the list includes gear vendors and tournaments. Their website provides safety and player "getting started" information, as well as resources to start a paintball business. PSTA is currently a business "trade association" and does not appear to be planning to recruit parks and players as members, or to provide centralized economies of scale in gear purchases and marketing to parks. With its member list however, PSTA has the endorsement of some important industry players and therefore poses a competitive threat to IPA.


There  are  several  existing  online  forums  such  as,  Warpig.com,  PBNation,
Paintballforum.com,      pbcentral.com,     pbstar.com,     pbreview.com     and
specialopspaintball.com.

Existing Tournaments include: NPPL, NXL, World Cup, Spyder Cup, Millennium Series in Europe, XPSL League

Employees

As of September 30, 2009, International Paintball Association had no full time employees. The officers and directors currently provide certain services dedicated to current corporate and business development activities on an as needed part-time basis. Officers currently serve up to 20 hours per week.

Capital Structure
International Paintball Association currently has 100,000,000 shares of common stock, no par value per share, authorized by the Company's articles of incorporation as amended. As of September 30, 2009, the Company had 10,449,166 shares of common stock issued and outstanding.

The Company has 10,000,000 shares of preferred stock, no par value per share, authorized by the Company's articles of incorporation. As of September 30, 2009, the Company had no shares of preferred stock issued and outstanding as a result of the conversion of preferred shares to common

There is no public trading market for our common stock at the present time.

Financial Information about Geographic Areas

All of the Company's revenues are presently designed to be derived from customers within the United States. All of the Company's assets are currently located in the United States.

Administrative Offices

The Company's  principal  address is 501 Trophy Lake Drive,  Suite 314, PMB 106,
Trophy Club, TX 76262, and the telephone number is (817)491-8611; and the facsimile number is (817)491-4955. (Comment #18) The Company does not currently pay monthly rent for the use of this address, which is the office of the Company's accountant.

ITEM 1A.  RISK FACTORS
----------------------


                           FORWARD LOOKING STATEMENTS

This registration statement includes forward-looking statements, including, without limitation, statements relating to International Paintball Association, Inc. plans, strategies, objectives, expectations, intentions and adequacy of resources. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause International Paintball Association's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, among others, the following: ability of International Paintball Association to implement its business strategy; ability to obtain additional financing; International Paintball Association's limited operating history; unknown liabilities associated with future acquisitions; ability to manage growth; significant competition; ability to attract and retain talented employees; and future government regulations; and other factors described in this registration statement or in other of International Paintball Association filings with the Securities and Exchange Commission. International Paintball Association is under no obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  Risk Factors

                          GENERAL BUSINESS RISK FACTORS

WE ARE A DEVELOPMENT STAGE BUSINESS WHICH IS HIGHLY RISKY

International Paintball Association, Inc., through its predecessor, commenced operations in 2004 and is organized as a corporation under the laws of the State of Colorado. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made. Our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that we could sustain losses in the future. There can be no assurances that we will ever operate profitably.

WE WILL DEPEND ON MANAGEMENT, AND IF WE LOSE MANAGEMENT, OUR COMPANY MAY BE AT RISK IF WE CANNOT REPLACE THEM.

Our business will be significantly dependent on International Paintball Association's management team. Our success will be particularly dependent upon our leadership team: Ms. Brenda Webb our CEO and acting CFO. The loss of any one of these individuals could have a material adverse effect on our Company. Management is not working full time for us and each devotes about twenty hours per week to our operations.

Over the last year, we have had several changes in management and has had difficulties in retaining management. We cannot provide any assurances that we will be able to continue to retain current management, especially due to our current liquidity issues. The inability to retain management could have a adverse impact on our continuing operations (Comment #19)

OUR AUDITORS HAVE ISSUED A "GOING CONCERN" OPINION WHICH IS CAUTIONARY TO POTENTIAL SHAREHOLDERS.

In our most recent audit our auditors expressed an opinion commonly called the "Going Concern Opinion", in which the auditors indicate substantial doubt that our company can continue due to lack of capital and revenues. This should indicate to potential investors that business could fail in its current condition.

WE HAVE INCURRED NET LOSSES AND MAY NEVER OPERATE PROFITABLY
Our shareholder may be at risk of our business failing because, since inception we have had net losses totaling $2,035,198. During the nine months ended September 30, 2009, we incurred a net loss of $ 136,951. There is no assurance we will ever operate profitably and continued net losses would eventually cause us to cease business.

WE ARE A PUBLIC COMPANY WITH SIGNIFICANT ANNUAL EXPENSES TO MAINTAIN THE PUBLIC SEC REPORTING STATUS OF THE COMPANY.

The annual expenses of legal accounting and audits for an SEC Reporting company are significant and such expenses may erode or eliminate the profits, if any ever are generated, which could jeopardize any investment in the company.

WE MAY BE EXPOSED TO RISKS OF BORROWING, DUE TO WHICH, IF SECURED BY ASSETS, IN EVENT OF DEFAULT WE COULD LOSE OUR ASSETS.

We have incurred indebtedness, totaling $980,509 at September 30, 2009 and a portion of our cash flow will have to be dedicated to the payment of principal and interest on such indebtedness, Our indebtedness at September 30, 2009, consists of $194,980 accounts payable, $106,183 in accrued liabilities $478,500 notes payable and $200,534 in convertible notes payable. Currently, we do not have adequate capital to cover the payment of this debt and future cash flows may not be adequate to cover payments.

The $478,500 in notes payable are either due at this time of this filing or will be due within one year. The $200,534 convertible note payable is due on April 11, 2011, and is convertible in part or in whole into shares of common stock. All notes are unsecured and do not have any provisions for accelerated due dates. (Comment #20)

A default under a loan agreement or any of our existing in debtedness could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of shareholders of our Company. A judgment creditor would have the right to foreclose on any of our assets resulting in a material adverse effect on our business, operating results or financial condition.

WE HAVE CONVERTIBLE DEBT WHICH IS CONVERTIBLE INTO OUR COMMON STOCK. A CONVERSION OF SUCH DEBT COULD HAVE A DILUTIVE EFFECT TO EXISTING SHAREHOLDERS.

At September 30, 2009, we have an outstanding convertible promissory note of 4,200,534. Such note payable is due on April 11, 2011 and is convertible into shares of our common stock in whole or in part. The note payable was converted into shares of our common stock, this could have a dilutive effect to the holdings of our existing shareholders. (Comment #27)

WE HAVE ALL OF THE RISK OF NEW UNTESTED VENTURE, AND INVESTORS COULD LOSE THEIR INVESTMENT AS A RESULT OF ANY OF SUCH RISKS.

We are a development stage business. We have a limited history of operation and no history of earnings. As a new development stage business, we will be subject to all of the difficulties associated with establishing a new business enterprise, including the following: hiring and retaining skilled employees or contractors; licensing, permitting, and operating problems; competing with established operators; and implementing the business infrastructure and support systems to effectively carryout the business plan.

WE ARE SUBJECT TO GENERAL ECONOMIC CONDITIONS WHICH, AS THEY ARE TURNING DOWNWARD, COULD MAKE OUR VENTURE LESS LIKELY TO SUCCEED

The financial success of our Company may be sensitive to adverse changes in general economic conditions in the United States and the Western US, such as recession, inflation, unemployment, and interest rates. Such changing conditions could reduce demand in the marketplace for the paintball industry which is our business. Management believes that the services developed by us can develop value long term. Nevertheless, we have no control over these changes.

Current economic conditions have resulted in individuals having less disposable income, which could result in less potential players and a decreased interest in paintball sports. As a result we could see les participants and therefore reduced cash flows and delays in our business plan. (Comment #21)

WE WILL CONTINUE TO HAVE A NEED FOR ADDITIONAL FINANCING, AND WITHOUT ADEQUATE FINANCING TO CARRY OUT OUR BUSINESS PLAN, WE COULD FAIL.

We have very limited funds and such funds will not be adequate to carry out the business plan without borrowing significant funds. Our ultimate success may depend upon our ability to raise additional capital. We will have to seek funds through loans or equity placements to cover such cash needs. No commitments to provide additional funds have been made by shareholders or management. Accordingly, there can be no assurance that additional funds will be available to the Company to allow us to pay existing debt and cover future cash expenditures contemplated by our business plan. (Comment #22).

WE HAVE NO REVENUE HISTORY, AND INVESTORS HAVE NO WAY TO GAUGE THE BUSINESS BASED UPON HISTORY OF REVENUE

We were incorporated under the laws of the State of Texas in 2004 and redomiciled to Colorado in 2008. We were organized for the purpose of organizing the emerging sport of Paintball into league and tournament play and positioning ourselves as managing the governing body of the sport. We have not earned significant revenues from our limited operations. We are not profitable and the business effort is considered to be in an early development stage. We must be regarded as a new or development venture with all of the unforeseen costs, expenses, problems, risks and difficulties to which such ventures are subject.

WE CAN OFFER NO ASSURANCE OF SUCCESS OR PROFITABILITY, AND INVESTORS WILL HAVE A HIGH RISK OF LOSS

There is no assurance that we will ever operate profitably. There is no assurance that it will generate revenues or profits, or that the value of our shares will be increased thereby.


                    RISK FACTORS RELATING TO THE COMMON STOCK

OUR STOCK IS A HIGHLY SPECULATIVE INVESTMENT

Due to the highly speculative nature of our business, Investors should not invest unless they can financially bear the loss of their entire investment. Investment should, therefore, be limited to that portion of discretionary funds not needed for normal living purposes or for reserves for disability and retirement.

INVESTORS SHOULD BE AWARE THAT REGULATION OF PENNY STOCKS MAY CREATE A LIQUIDITY CHALLENGE FOR OUR STOCK

Our securities are subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended. Because our securities may constitute "penny stocks" within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of Shares to sell our securities in any market that might develop for them.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to the our securities.

WE ARE NOT REGISTERED IN STATES UNDER BLUE SKY LAWS, WHICH MAY MAKE OUR STOCK UNMARKETABLE

Because the securities registered hereunder have not been registered for resale under the blue sky laws of all states, the holders of such shares and persons who desire to purchase them in any trading market, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities in any particular state. Some jurisdictions may not under any circumstances allow the trading or resale of blind-pool or "blank-check" securities. Accordingly, investors should consider the secondary market for our securities to be a limited one.

WE DON'T BELIEVE DIVIDENDS WILL BE PAID ON OUR STOCK WHICH MAKES VALUE OF THE STOCK TOTALLY SPECULATIVE AND THE INVESTOR CAN HAVE NO MEASURE OF VALUE BASED UPON DIVIDENDS

We have has not paid dividends on our Common Stock and do not anticipate paying such dividends in the foreseeable future. We would use our profits, if any, to build our business.

WE CAN GIVE NO ASSURANCE OF SUCCESS OR PROFITABILITY, AND WE HAVE NO REVENUE HISTORY TO SHOW VALUES OR SUCCESS.

There is no-assurance that we will develop our business to profitability. Even if the Company executes on our business plan, there is no assurance that we will generate revenues or profits, or that the market price of our common stock will be increased thereby.

WE MAY PLACE INVESTORS AT RISK DUE TO A LACK OF DIVERSIFICATION

Because of the limited financial-resources that we have, it is unlikely that we will be able to diversify its acquisitions or operations. Our probable inability to diversify our activities into more than one area will subject us to economic fluctuations within a particular business or industry and therefore increase the risks associated with our operations.

ITEM 2.  FINANCIAL INFORMATION
------------------------------

The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in these sections that are not historical or current facts deal with potential future circumstances and developments. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

Overview

We were incorporated under the laws of the State of Texas in 2004. In 2008, we merged with our wholly owned subsidiary, International Paintball Association, Inc. incorporated under the laws of the State of Colorado. We were organized for the purpose of becoming the governing body of paintball, to manage and promote league and tournament play, and to market products. Our fiscal year end is December 31.

Basis of Presentation - Development Stage Company

We have not earned any revenues from limited operations. Accordingly, our activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Accounting Standard Codification ("FASB ASC") 915-205. Among the disclosures required by FASB ASC are that our financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity (deficit) and cash flows disclose activity since the date of our inception.

Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results from operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this Financial Information section where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note one in the Notes to the Consolidated Financial Statements beginning on page F-1 of this document. Note that our preparation of this document requires us to make estimates and assumptions that may affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period.

Accounts Receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2008 and 2007, and September 30, 2009 the Company had no balance in its allowance for doubtful accounts.

Revenue recognition

Revenue is recognized on an accrual basis after services have been performed or products sold under contract terms, the price to the client is fixed or determinable, and collectability is reasonably assured.

Advertising costs

Advertising costs are expensed as incurred. The Company recorded no material advertising costs in 2006, $1,200 in 2007, and $0 in 2008 and $0 for the nine months ended September 30, 2009.

Financial Instruments

The carrying value of the Company's financial instruments, as reported in the accompanying balance sheets, approximates fair value.

Long-Lived Assets

The Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Segment information

International Paintball Association, Inc. is structured to operate primarily in a single operating segment, namely paintball park operation and the furthering of private and commercial interests in the activity.

Stock based compensation

The Company accounts for employee and non-employee stock awards under FASB ASC 505-50, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

PLAN OF OPERATIONS WITH 12 MONTH BUDGET AND QUARTERLY GOALS

We intend to commence a private offering in early 2010 to fund the budget below.

We intend to raise $1,000,000 in a private placement to finance the following twelve months of operations. There is no assurance that we will be able to achieve a $1,000,000 private placement in 2010, especially considering the current economic turmoil in world and US markets.

Our operating budget, should we raise the capital is:


------------------------------------------------------------------ ------------------------------------------
Enhanced Web Site Development and Operations                                                         $50,000
------------------------------------------------------------------ ------------------------------------------
Conference and Travel                                                                                 25,000
------------------------------------------------------------------ ------------------------------------------
Legal and Accounting                                                                                  65,000
------------------------------------------------------------------ ------------------------------------------
Branding, Marketing and Advertising                                                                  350,000
------------------------------------------------------------------ ------------------------------------------
General & Administrative Expenses                                                                    150,000
------------------------------------------------------------------ ------------------------------------------
Rent and Facilities Expense                                                                           45,000
------------------------------------------------------------------ ------------------------------------------
Insurance and Risk Management                                                                         50,000
------------------------------------------------------------------ ------------------------------------------
Working Capital and Tournament Operations                                                            265,000
------------------------------------------------------------------ ------------------------------------------
Total                                                                                             $1,000,000
------------------------------------------------------------------ ------------------------------------------

In the event that we are unable to achieve the placement of $1,000,000 we will reduce our budget categories pro rata.

(Comment #23)

The following is a more detailed breakdown of our proposed monthly activities and goals during Phase One, assuming we raise $1,000,000 funds we are seeking.

Month One: We intend to seek industry consultants to our management team. We also intend to commence our feasibility studies to address logistical and demographical concerns in order to determine appropriate locations for each of our proposed facilities and including computer assisted drafting (CAD) plans for our proposed paintball facilities.

Month Two: We will continue to interview and start to hire our consultants to the management team. The initial members of our corporate management team will be responsible for implementation of the following items:

1.       Establishment of corporate offices
2.       Establishment of relationships including, but not limited to:
3.       Payroll services
4.       Corporate Insurance services
5.       Banking services
6.       Federal, state and local tax authorities
7.       Establish employee compensation plans, including
8.       Employment agreements
9.       Compensation structures
10.      ISO plans
11.      Benefit plans

Month Three: Our corporate management team will be responsible for development and implementation of the following additional items:

1. Establish initial operating policies and procedures corporately and for multiple paintball facilities 2. Establish accounting structure and policies for multiple facilities 3. Seek to close additional rounds of capital 4. Assist in recruiting additional executive level and administrative staff including through the efforts of an executive search firm (which we would pay when we hire the employees during Phase Two).

In the event we raise only 25% of the funds we are seeking $200,000, our activities during Phase One will be limited to filing our SEC reports to maintain our status as a reporting company and very limited travel and administrative expenses in order to pursue additional funding. We would not engage in any of the other activities set forth in Phase One above.

In the event we raise only 50% of the funds we are seeking or $400,000, our activities during Phase One will be limited to filing our SEC reports to maintain our status as a reporting company, hiring one staff member, obtaining a smaller temporary office space, engaging in a more limited preliminary feasibility study and marketing activities, development of our website, and very limited travel and administrative expenses in order to pursue additional funding.

Phase Two

During the next nine months of our business plan we will seek to raise an additional $5 million in capital resources to acquire land and improvements to expand into multiple paintball facility locations, for marketing and promotions to increase foot traffic to our facilities and to make the Company operational. This phase may require substantial additional capital.

Over these nine months of Phase Two, we expect our primary expenses to be associated with continuing our feasibility studies for real estate acquisitions for paintball facility locations, hiring executive and senior management with expertise in the paintball business (although this expense will not be incurred until such time as we have raised additional funds), continuing to implement our business plan, and maintaining our status as a reporting entity.

The following is a more detailed breakdown of our proposed monthly activities during Phase Two.

1.   raise  an  additional  $5,000,000  in  a  Series  Preferred  Stock  private
     placement   to  further  the   development   of   International   Paintball
     Association, Inc. and our operations.

2. further develop www.ipaassociation.com as an e-commerce portal and commence operations as an online venue.

3. finalize concept and architectural designs, feasibility, and cost analysis of the paintball facilities.

4.   begin researching real estate venues for placement for initial facilities.

5. further develop and establish tournament series and league play frameworks in order to increase visibility of our brand and increase foot traffic.

6. begin cost analysis on the establishment of a professional paintball team under management of International Paintball Association, Inc.

7. begin to establish vendor relationships and contracts to supply product and amenities for the initial ten facilities.

Month Seven through Nine: During the next three months of Phase Two we intend to take the following actions:

1. structure a capital approximately $10 million in Preferred Stock or debt securities (secured by the real estate underlying the paintball facilities) in order to purchase and develop the real property for our initial paintball facilities.

2.   commence construction of our first paintball facilities.

3. finalize vendor contracts and begin inventory build-up in anticipation of construction completion.

4.   finalize policy and procedure documentation for facility operations.

5. establish corporate network operations and data warehousing in anticipation of construction completion.

Month Ten through Twelve: During the next three months of Phase Two we intend to take the following start the prices of hiring facility managers for the initial paintball facilities.

1. hire the facility managers for our initial ten paintball facilities with the hiring process beginning in month eight.

2.   complete construction on the initial ten facilities.

3. hire support staff for our initial ten paintball facilities, with the hiring process beginning in the middle of month nine.

4. begin a media campaign to promote and establish our brand and facilities in the local markets.

5.   acquire inventory on site in anticipation of facilities opening.

6. test all policies and procedures and revise them as required before opening facilities.

7.   hold grand opening events at our first ten paintball facilities.

SUMMARY OF 2008 and 2009 Activities

During the first and second quarters of 2008, we used existing management resources to structure a marketing plan and complete brand strategy. Our existing management resources now are Brenda Webb and our directors, and consultants who may be engaged. Mr. Huitt and Mr. Martinez have resigned. We intend to seek industry experienced resources on a consulting basis to carry forward our business (Comment #24) A hierarchical family of brands under the IPA umbrella has been planned with the specific attributes of the "Generation Y" (ages 14-34) target market as the design point. Using the International Paintball Association, Inc. as a springboard, we have designed a membership campaign, identifying key targeted member parks by geographic area, and initial player target lists. Geographies include; Texas, Oklahoma, Florida, Georgia, and the Carolinas.

We have identified the Website design and vendors, and are staged for next steps of Non-Disclosure Agreements and specific design, as funding becomes available. Collateral marketing material outlines, press kit contents, value-add campaigns for parks, e-marketing and viral tactics identified, in addition to the initial promotional structure, all to be taken to final design implementation steps as funding allows (initially within "Operations" line item above).

In the Third Quarter of 2008, we developed a first phase website. This site will be a basis for future growth and establishes the initial relationship with the IPA brand. Our website includes the ability to allow member registration and fee collection, for both Parks and Individuals. Member forums, video updates, starter kit, league registration, and IPA contact information are also included. During the Second Quarter 2010, we will focus on bringing traffic to IPA's newly published website, signing up members and offering the retail product line planned to be offered through the website. The expansion of product lines may require physical facilities to distribute the products or partner with other distributors. Marketing and branding of the products and services of the company will be expanded using the data bases of both players and parks that will be established and populated from increased traffic to the web site. Online safety forms and tournament rules will be braded and made available to parks and players as the starting point for organized tournament and league play.

We plan to further market and advertise to drive additional traffic to the web site in the first quarter of 2010. This effort will be designed to grow revenue for the sales of products, market the service aspect of the business model to parks and to implement, selected and targeted tournament events. Operational plans will be made to launch the support of league play through rule making, scoring, team and player tracking for implementation in the second quarter of 2010.

The target market that our business plan addresses requires the continual enhancement and development of our Website to meet their changing expectations. The website upgrades will be developed in the Second Quarter of 2010 with more socializing, scoring news, community, blogging and other functionality. Product mix will be adjusted and enhanced, perhaps with IPA branded products as appropriate. The marketing efforts will be focused on continuing to build traffic to the website and to enhance the web-affiliate parks program.

Throughout the Third Quarter 2010, we intend to use the enhanced features of the web site to drive members to the website for online socializing, checking competitors' wins/losses, paintball news, videos etc, and they will be marketed to while visiting the site driving additional revenues. Viral marketing strategies will be used with the target-market-specific "look and feel" of IPA's website, to draw traffic in, and keep guests coming back. More targeted tournament play will be managed during the third quarter. League play will be monitored so that regional and national league championship tournaments could be organized.

In the last half of 2010, we plan campaigns to local businesses for corporate paintball outings to be implemented to drive utilization of Member Park facilities, all under the IPA umbrella. Special promotional pricing during events and membership sign up are planned to drive additional revenue, and website visits. League play and tournament play will be expanded during this period as well. Cross-sell, and up sell campaigns to be launched to further the brand and increase revenue. We believe traffic volumes will determine ad sales and sponsorship opportunities, as website volume increases.

Need for Additional Financing

We do not have capital sufficient to meet our cash needs. We will have to seek loans or equity placements to cover such cash needs. As our operations expand, our need for additional financing is likely to increase substantially. No commitments to provide additional funds have been made by our management or other stockholders. Accordingly, there can be no assurance that any additional funds will be available to us to allow it to cover our expenses as they may be incurred. There is no guarantee that we will be able to obtain any additional financing.

Results of Operations for Years Ended December 31, 2008 and 2007

During the years ended December 31, 2008 and 2007, we did not recognize any revenue. We are a development stage company and are pre-revenue.

During the year ended December 31, 2008, we incurred total operating expenses of $159,605 compared to $266,777 for the year ending December 31, 2007. The decrease of $107,172 is a result of a $106,271 decrease in general expenses, as a result of a decrease in operational activities in 2008 and a focus on the filing of the Company's registration statement on Form 10-12g. The decrease in operating expense was also a result of management reducing payments for board services utilizing fewer consulting services an overall reduced operational expenditures. Management made these changes to stay within a smaller budgeted cash flow in 2007 as compared to prior years.

During the year ended December 31, 2008, we recognized an interest expense of $39,849 compared to $44,222 during the year ended December 31, 2007. The increase of $4,373 was a result of a slight increase in notes payable during the year.

During the year ended December 31, 2008, we recognized a net loss of $199,454 compared to a net loss of $310,999 during the year ended December 31, 2007. The decrease of $111,545 was a result of the $107,172 decrease in operational expenses combined with the $4,373 decrease in interest expense discussed above.

Results of Operations for the Three Months Ended September 30, 2009 Compared to the Three Months Ended September 30, 2008

During the three months ended September 30, 2009 and 2008, we did not recognize any revenues from our operations.

During the three months ended September 30, 2009, we incurred an operational loss of $34,464 compared to $15,944 during the three months ended September 30, 2008. The increase of $18,520 was a result of the increase in general and administrative expenses as a result of the Company's limited operational activities over the period.

During the three months ended September 30, 2009, we incurred a net loss of $47,179 compared to $31,741 during the three months ended September 30, 2008. The increase of $15,438 is a direct result of the $18,520 decrease in operational expenses offset by a $2,895 decrease in interest expense.

Results of Operations for the Nine Months Ended September 30, 2009 Compared to the Nine Months Ended September 30, 2008

During the nine months ended September 30, 2009 and 2008, we did not recognize any revenues from our operations.

During the nine months ended September 30, 2009, we incurred an operational loss of $102,516 compared to an operational loss of $159,783 during the nine months ended September 30, 2008. The decrease of $57,267 is a result of the decreases general and administrative expenses, as well as professional expenses as a result of the Company's limited operational activities over the period.

During the nine months ended September 30, 2009, we recognized a net loss of $136,951 compared to a net loss of $200,450 during the nine months ended September 30, 2008. The decrease of $63,499 was a result of the $57,267 decrease in operational expenses combined with a decrease of $6,232 in interest expense.

Liquidity and Capital Resources

From inception through September 30, 2009, we have funded our operations primarily from the following sources:

o Equity proceeds through private placements of International Paintball Association securities;

o        Loans and lines of credit; and

o        Sales of equity investments.

For the years ended December 31, 2008 and 2007

Cash flow from operations has not historically been sufficient to sustain our operations without the above additional sources of capital. As of December 31, 2008, the Company had total assets of $61 consisting solely of cash and cash equivalents of $61 and total liabilities of $837,476, consisting of accounts payable of $148,934, accounts payable related parties of $167,348, accrued interest payable of $42,677 and notes payable of $478,500. The working capital deficit as of December 31, 2008 was $837,415.

The Company expects to use some of the working capital proceeds from a private placement to bring current interest expense obligations. Additionally, the Company anticipates the conversion of a portion of the debt into equity during the next twelve months. The Company has outstanding convertible note to JH Brech LLC in the amount of $200,534 bearing interest @ 6% per annum, convertible @ $.50 per share at the holder's option, due in April 2011. The Company has not received commitment for conversion at this time, but if trading of its stock commences then the Company believes portion can be converted. (Comment #26).

Cash used by the Company's operating activities during the year ended December 31, 2008 was $119,206 compared to $192,974 during the year ended December 31, 2007. During the year ended December 31, 2008, net losses of $199,454, were reconciled of non-cash activities of $748 in amortization and depreciation expense and $21,600 in compensatory stock expenses. During the year ended December 31, 2007, net losses of $363,762 were reconciled by non-cash activities of $1,649 in amortization and depreciation expense and $23,600 in compensatory stock expenses.

During the years ended December 31, 2008 and 2007, the Company did not receive or use funds in its investing activities.

During the year ended December 31, 2008, the Company received $119,000 from its financing activities. The Company received $122,500 from notes payables and made payments of $3,500 on notes payable during the year ended December 31, 2008

During the year ended December 31, 2007, the Company received $189,500 from its financing activities. The Company received $209,500 from notes payables and made payments of $20,000 on notes payable during the year ended December 31, 2007.

For the Nine Months Ended September 30, 2009 and 2008

At September 30, 2009, we had no current assets, we had total current liabilities of $779,975, consisting of a bank overdraft of $312, accounts payable of $194,980, $106,183 in accrued expenses and liabilities and $478,500 in promissory notes. Our current liabilities exceed our current assets by $779,975 and we will be reliant upon shareholder loans or private placements of equity to fund any kind of operations. We have secured no sources of loans or private placements at this time.

During the nine months ended September 30, 2009, we neither used or received funds from our operational activities. During the nine months ended September 30, 2009, we recognized a net loss of $136,951, which was adjusted for a depreciation expense of $61. During the nine months ended September 30, 2008, we used funds of $100,919 in our operational activities. During the nine months ended September 30, 2008, we recognized a net loss of $100,450, which was adjusted for depreciation of $561 and $25,600 in compensatory stock expenses.

During the nine months ended September 30, 2009 and 2008, we did not use or receive any funds from investment activities.

During the nine months ended September 30, 2009, we did not receive or use any funds from our financing activities. During the nine months ended September 30, 2008, we received $101,000 from our financing activities. During the nine months ended September 30, 2008, we received $102,500 from notes payables and paid $1,500 in notes payables.

At September 30, 2009, the Company had $478,500 in outstanding notes payable to various individuals, unsecured, bearing interest at 6% - 9% per annum, due in full on term expiration, with all amounts at each date either presently due or due within one year. The Company incurred interest expense under the notes during the nine months ended September 30, 2009 of $40,667 ($12,715 for the three months ended September 30, 2009).

In April 2009, a vendor, J.H. Brech, LLC owed $200,534 agreed to convert the amount owed to it into long-term debt in the form of a Convertible Promissory Note. The Convertible Promissory note is unsecured, has an interest rate of 6% and a due date of April 10, 2011. The promissory notes provide the holders with the right to convert in part or all of the outstanding principal and/or interest into shares of the Company's common stock at a rate of $0.50 per share. At September 30, 2009, $200,534 was outstanding. During the three and nine months ended September 30, 2009, interest of $3,033 and $5,703 had been accrued, respectively.

ITEM 3.  PROPERTIES
-------------------


Our principal mailing address is 501 Trophy Lake Drive, Suite 314, PMB 106, Trophy Club, TX 76262, and the telephone number is (817)491-8611; and the facsimile number is (817)491-4955. Effective June 1, 2008, the Company does not currently pay monthly rent for the use of this mailing address or other offices. We will office out of the homes of its executive officers until additional capital is raised. We do not own any real estate, trademarks or patents. Prior to June 1, 2008, JH Brech, a related party, charged the company $800 a month plus office related expenses. These expenses are included in accrued expenses payable to related parties.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
-----------------------------------------------------------------------

The following table sets forth information with respect to the beneficial ownership of our Company's outstanding common stock by:

o each person who is known by us to be the beneficial owner of five percent (5%) or more of our common stock;

o Our chief executive officer, its other executive officers, and each director as identified in the "Management -- Executive Compensation" section; and

o    all of the Company's directors and executive officers as a group.


Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of the date of this document into shares of our common stock are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information below is based on the number of shares of International Paintball Association, Inc. common stock that we believe was beneficially owned by each person or entity as of September 30, 2009 based on 10,449,166 shares of common stock issued and outstanding and 10,861,640 shares of common stock issued and outstanding on a fully diluted basis.






                                                           Number of Shares of
                                                               Common Stock           Percent of Class
Name and Address of Beneficial Owner (1)                    Beneficially Owned       Beneficially Owned
-------------------------------------------------------- ------------------------- -----------------------
Brenda Webb, Chairman of the Board (2)                          1,712,474                  15.77%
-------------------------------------------------------- ------------------------- -----------------------
J. H. Brech, LLC (3)                                            1,412,474                   13%
-------------------------------------------------------- ------------------------- -----------------------
Jeff Compton, Director                                             25,000                    <1%
-------------------------------------------------------- ------------------------- -----------------------
Redgie Green, Director                                             25,000                    <1%
-------------------------------------------------------- ------------------------- -----------------------
Malcolm C. Davenport IV, Director                                      0                      0%
-------------------------------------------------------- ------------------------- -----------------------
Officers & Directors (All four persons)                         1,762,474                  15.89%
-------------------------------------------------------- ------------------------- -----------------------

(1) Except as noted above the business address for all listed individuals or entities is International Paintball Association, Inc.,501 Trophy Lake Drive, Ste 314, PMB 106, Trophy Club, TX 76262.

(2) Brenda Webb is a member of JH Brech, LLC, which owns 1,000,000 shares of common stock and a convertible promissory note convertible into 412,474 shares of the Company's common stock at September 30, 2009. Brenda Webb personally owns 300,000 shares for a total of 1,712,474.

(3) J. H. Brech, LLC owns 1,000,000 shares of common stock and holds a convertible promissory note n the principal amount of $200,534. The convertible promissory note provides for conversion of principal and accrued interest at $0.50 per share. If such principal and accrued interest where converted at September 30, 2009, J.H. Brech would receive 412,474 shares of common stock. (Comment #26)

Rule 13d-3 under the Securities Exchange Act of 1934 governs the determination of beneficial ownership of securities. That rule provides that a beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security. Rule 13d-3 also provides that a beneficial owner of a security includes any person who has the right to acquire beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Included in this table are only those derivative securities with exercise prices that we believes have a reasonable likelihood of being "in the money" within the next sixty days.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS
-----------------------------------------

The following table sets forth information as to persons who currently serve as International Paintball directors or executive officers, including their ages as of December 31, 2009.

           Name                        Age                      Position
---------------------------- ------------------------- -------------------------

Brenda Webb                            62            Interim CEO, CFO & Director
Jeffrey Compton                        32            Director
Malcolm Davenport, IV                  57            Director
Redgie Green                           56            Director

During the year ended December 31, 2009, International Paintball had the following changes in management:

o    On January 8, 2009, Mr. Wesley F. Whiting as a director.

o    On March 18, 2009, Ms. Joy Gibbons resigned as CEO/President and Director

o On April 8, 2009, Mr. Jeffrey Huitt resigned as the Chief Financial Officer and Acting CEO of International Paintball. Mr. Jeffrey Compton, was appointed acting interim Chief Executive Officer.

o    On April 13, 2009, Mr. David Martinez resigned as Chief Operating Officer.

o    On April 13, 2009, Mr. Malcolm Davenport, IV was appointed as a Director.

o    On May 8, 2009, Mr. Jeffrey Huitt resigned as a Director.

o    On June 16,  2009,  Mr.  Jeffrey  Compton  resigned as the Chief  Executive
     Officer.

o On June 17, 2009, Ms. Brenda Webb was appointed the Chief Executive Officer & CFO of the Company.

Biographical Information

Ms. Brenda D. Webb, age 62, Chief Executive Officer and Chairman of the Board

Ms. Webb has served as a Board Member of International Paintball since 2004. On June 17, 2009, she was appointed the Chief Executive Officer of International Paintball. Ms. Webb has an extensive background that includes seven years with the Trust Company of Georgia, specializing in stock transfers, nine years as Executive Assistant to the President at Bridan Industries, Inc. and fourteen years in real estate. Ms. Webb is also and entrepreneur as the owner of Picture This, a retailer and manufacturer of custom picture framing products and services.

MR. REDGIE GREEN, age 56, Director

Mr. Green has served as a director of the Company, since March 2006. Mr. Green has been Secretary and Director of Sun River Energy, Inc. since 1998. In January 2009, he was appointed the President of Sun River Energy, Inc. He has been an active investor in small capital and high-tech ventures since 1987. Mr. Green was a director of Colorado Gold & Silver, Inc. in 2000. He was a director for Houston Operating Company in late 2004 until December 2004. He served as a director for Mountains West Exploration, Inc. in 2005-2006. He is a director of Concord Ventures, Inc. (formerly Cavion Technologies, Inc.) (2006) and was appointed as an officer and director of Captech Financial, Inc. in May 2006. He served as a director of Baymark Technologies, Inc. 2005 to July 2007. He was appointed as a director of Aspeon, Inc. since 2007 through December 2009. He has been appointed a director of Intreorg Systems, Inc.

MR. MALCOLM C. DAVENPORT IV, CPA and JD, age 57, Director

Mr. Davenport was appointed as a Director of International Paintball on April 13, 2009. Mr. Davenport, from 1982 to date, has operated his own legal practice, initially emphasizing in tax and estate planning, but evolved into a specialty of "Entrepreneurial Law". From 2006 through 2007, Mr. Davenport served as the interim financial officer and interim director of Woodholding Environment, Inc. From 2000 through 2007, he was the chief financial officer and director of Omni Game Design, Inc. From 2000 to date, he has served as a director and general counsel to Dial Interactive, Inc. In 1975, Mr. Davenport received a Bachelor of Science degree in Accounting from Florida State University. In 1981, he received his Juris Doctorate from the Cumberland School of Law. In 1982, he received his LLM in tax studies from the University of Miami Law School of Coral Gables, Florida.

Mr. Jeff Compton, age 32, Director

Mr. Compton has experience in the management and banking sectors. He has more recently focused his efforts in the electronic commerce and credit card processing industry and currently is the managing partner of Stonestreet
Management. Before co-founding Stonestreet Management, He held executive management positions in the private sector. He was Sr. V. P., Director of Strategic Partnerships within the ISO Network for Paymentech Merchant Services / Visa MasterCard. He was also responsible for National Sales, Agent Recruiting, Association Services, Agent Bank / Partnership Development for a top Processor in the NPC ISO Network. After co-founding Stonestreet Management in early 2004, Stonestreet began to grow its corporate real estate holdings and property management division. In 2006 after acquiring a modest portfolio of merchant processing clients, the partners began a program to attract new sales and clients. Mr. Compton attended Indiana University - Bloomington, University of Southern Indiana - Evansville, and holds several professional licenses in Indiana. From April 18, 2009 through June 16, 2009, Mr. Compton served as the Chief Executive Officer of International Paintball.

Terms of Officers & Directors

Our directors hold office until the next special meeting of the shareholders and until their successors have been duly elected and qualified. Our officers are elected at the special meeting of the Board of Directors and hold office until their successors are chosen and qualified or until their death, resignation, or removal.

Annual Meeting

Our annual meeting of our stockholders is expected to be held at a future date. This will be an annual meeting of stockholders for the election of directors. The annual meeting will be held at our principal office or at such other place as permitted by the laws of the State of Colorado and on such date as may be fixed from time to time by resolution of our board of directors.

Committees of the Board of Directors

Our Company is managed under the direction of its board of directors. Our board of directors plans to establish an audit committee as soon as practicable.

Executive Committee

Members of our Executive Committee are as follows:

Audit Committee

We currently do not have an audit committee. When formed, the audit committee will be comprised solely of directors who are independent and financially literate, as required by the Securities Exchange Act of 1934, as amended,. At least one member of the committee will have accounting or related financial management expertise.

Conflicts of Interest

Our officers and directors will not devote more than a portion of their time to our affairs. There will be occasions when the time requirements of our business conflict with the demands of their other business and investment activities. Such conflicts may require that we attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to the Company.

Conflicts of Interest - General.

Certain of our officers and directors may be directors, officers and/or principal shareholders of other companies and, therefore, could face conflicts of interest with respect to potential acquisitions. In addition, our officers and directors may in the future participate in business ventures, which could be deemed to compete directly with us. Additional conflicts of interest and non-arms length transactions may also arise in the future in the event our officers or directors are involved in the management of any firm with which we transact business. Our Board of Directors has adopted a policy that we will not seek a merger with, or acquisition of, any entity in which management serve as officers or directors, or in which they or their family members own or hold a controlling ownership interest. Although the Board of Directors could elect to change this policy, the Board of Directors has no present intention to do so.


ITEM 6.  EXECUTIVE COMPENSATION
-------------------------------
(Comment #28)
The following table sets forth the officer compensation received during the last three fiscal years, including salary, bonus and certain other compensation to our Chief Executive Officer and named executive officers for the past three fiscal years. In April 2009, Ms. Brenda Webb became the acting CEO/CFO of the Company. She has not received any compensation for her services.

                                                                       Non-equity     Non-qualified
                                                                        incentive        deferred
                                                 Stock     Option         plan         compensation     All other
                              Salary   Bonus    awards      awards    compen-sation      earnings      compens-ation Total
  Name & Position     Year      ($)     ($)       ($)         ($)          ($)             ($)             ($)        ($)
-------------------- -------- -------- ------ ------------ ---------- -------------- ----------------- ------------ --------

Joy Gibbons, Chief    2008       0       0      $1,250         0            0               0               0       $1,250
Executive Officer
(1)                   2007       0       0         0           0            0               0               0          0
                      2006       0       0         0           0            0               0               0          0
-------------------- -------- -------- ------ ------------ ---------- -------------- ----------------- ------------ --------
David Martinez,       2008       0       0       3,000         0            0               0               0       $3,000
COO & Director (3)
-------------------- -------- -------- ------ ------------ ---------- -------------- ----------------- ------------ --------
Jeff Huitt, CFO &     2008       0       0      $1,000         0            0               0               0       $1,000
Director and Acting
Interim CEO/President
(2)
-------------------- -------- -------- ------ ------------ ---------- -------------- ----------------- ------------ --------


(1) Ms. Gibbons received 125,000 restricted shares of common stock at $0.01 per share. In addition, Ms. Gibbons provided her services through her consulting company J H Gibbons, LLC. The rate for these services was $ 50 per hour. Ms. Gibbons resigned as the Chief Executive Officer and a director of the Company on March 18, 2009.

(2) Mr. Huitt received 300,000 restricted shares of common stock at $0.01 per share. Mr. Huitt provided his services through Huitt Consulting which is the consulting company under which CFO services are provided by Jeff Huitt. The rate for these services was $50 per hour. Mr. Huitt resigned as an officer of the Company on April 8, 2009.

(3) Mr. Martinez received 100,000 re`stricted shares of common stock at $0.01 per share.

Director Compensation

We have agreed to pay $500 for Directors fees for meeting attendance, however, the payment of those fees are waived when the cash financial situation of the Company does not have funds to pay. Stock maybe issued in lieu of cash payments from time to time. An Audit Committee has yet to be established therefore no compensation has been paid for this function.

                    DIRECTOR COMPENSATION (Comment #29 & #30)

The following table sets forth certain information concerning compensation paid to the Company's directors during the year ended December 31, 2008.


                                                                     Nonqualified
                                                      Non-equity       deferred
                    Fees                               incentive     compensation      All other
                  earned or   Stock        Option        plan          earnings      compensation    Total
     Name          paid in    awards     awards ($)   compen-sation      ($)            ($) (1)       ($)
                    cash         ($)                      ($)
                     ($)
---------------- ------------ ---------- ------------ ------------ ----------------- -------------- ---------
Joy Gibbons,        $ -0-      $1,250         0          $ -0-          $ -0-             $ -        $1,250
2008 (Resigned
2009) (1)
---------------- ------------ ---------- ------------ ------------ ----------------- -------------- ---------
David Martinez      $ -0-      $1,000         0          $ -0-          $ -0-             $ -        $1,000
2008 (2)
---------------- ------------ ---------- ------------ ------------ ----------------- -------------- ---------
Jeff Huitt,         $ -0-      $3,000         0          $ -0-           $-0-             $ -        $3,000
2008 (3)
---------------- ------------ ---------- ------------ ------------ ----------------- -------------- ---------
Redgie Green,       $ -0-       $250          0          $ -0-           $-0-             $ -        $ 250
2008 (4)
---------------- ------------ ---------- ------------ ------------ ----------------- -------------- ---------
Wesley Whiting      $ -0-       $250          0          $ -0-           $-0-             $ -         $250
2008 (5)
---------------- ------------ ---------- ------------ ------------ ----------------- -------------- ---------
Jeff Compton,       $ -0-       $250          0          $ -0-           $-0-             $ -         $250
2008 (6)
---------------- ------------ ---------- ------------ ------------ ----------------- -------------- ---------
Brenda D. Webb      $ -0-      $2,000         0          $ -0-           $-0-             $ -        $2,000
2008 (7)
---------------- ------------ ---------- ------------ ------------ ----------------- -------------- ---------

* Dollar values shown in parenthesis

(1) Ms. Gibbons was awarded 125,000 shares of restricted common stock at $0.01 per share for $1,250. Ms. Gibbons provided her chief executive services through her consulting company J H Gibbons, LLC. The rate for these services was $ 50 per hour. Ms. Gibbons resigned as the Chief Executive Officer and a director of the Company on March 18, 2009.

(2) Mr. Martinez was awarded 100,000 shares of restricted common stock at $0.01 per share for $1,000. Mr. Martinez resigned as an officer and director of the Company on April 13, 2009.

(3) Mr. received 300,000 restricted shares of common stock at $0.01 per share. Mr. Huitt provided his services through Huitt Consulting which is the consulting company under which CFO services are provided by Jeff Huitt. The rate for these services was $50 per hour. Mr. Huitt resigned as an officer of the Company on April 8, 2009 and a director of the Company on May 8, 2009.

(4) Mr. Green received 25,000 shares of restricted common stock at $0.01 per share for $250.

(5) Mr. Whiting received 25,000 shares of restricted common stock at $0.01 per share for $250. Mr. Whiting resigned as a director in January 2009.

(6) Mr. Compton received 25,000 shares of restricted common stock at $0.01 per share for $250.

(7) Ms. Webb received 200,000 shares of restricted common stock at $0.01 per share for $2,000. In April 2009, Ms. Webb was appointed the acting Chief Executive Officer and Chief Financial Officer.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
------------------------------------------------------

     No current officer or director of our Company has or proposes to have any direct or indirect material interest in any asset proposed to be acquired by us through security holdings, contracts, options, or otherwise. There are no agreements with the board of directors regarding potential business opportunities that may become available with companies that may be affiliated with any member of the board.

Prior to June 1, 2008, a related party , of which Ms. Webb, and officer and director of the Company, is a member (JH Brech LLC) charged the Company $8,500 per month plus direct expenses for office space. The Company terminated this agreement on June 1, 2008 to reduce the expenses associated with office space.

As of December 31, 2008, the Company owed approximately $203,000 in accounts payable to a related party, JH Brech LLC for consulting services J.H. Brech consulting services included such activities as corporate development and financial advisement. (Comment # 31).

Ms. Webb, an officer and director of the Company, is owed $5,833 and December 31, 2008 for services. In addition, Ms. Webb is a member of J.H. Brech, LLC, which holds a convertible promissory note as discussed below. (Comment #31)

In April 2009, the Company agreed to convert outstanding amounts owed to J.H. Brech into a Convertible Promissory Note. The Convertible Promissory Note has a principal balance of $200,534. The Convertible Promissory Note bears interest at 6% pre annum and is due in April 20011. The Convertible Promissory Note converts into shares of the Company's common stock at a rate of $0.50 per share. At September 30, 2009, $200,534 was outstanding under the note with accrued interest of $5,703.

ITEM 8.  LEGAL PROCEEDINGS
--------------------------

International Paintball Association anticipates that it will from time to time become subject to claims and legal proceedings arising in the ordinary course of business. It is not feasible to predict the outcome of any such proceedings and International Paintball Association cannot assure you that their ultimate disposition will not have a material adverse effect on International Paintball Association business, financial condition, cash flows or results of operations.

ITEM 9. MARKET PRICE OF AND  DIVIDENDS  ON THE  REGISTRANT'S  COMMON  EQUITY AND
--------------------------------------------------------------------------------
RELATED STOCKHOLDER MATTERS
---------------------------

Market Information

There is no current public trading market for the common stock and there is no assurance that one will develop in the near future, if ever. We intend to seek application to be listed on the over-the-counter bulletin board trading facility ("OTCBB") shortly after with filing this Form 10 Registration Statement. We cannot assure that its shares will be approved for trading or will trade at any value.


Holders

There are approximately 90 holders of record of our common stock as of September 30, 2009.

Dividend Policy

Holders of International Paintball Association common stock are not entitled to receive dividends. International Paintball Association has not declared or paid any dividends on International Paintball Association common shares and it does not plan on declaring any dividends in the near future. International Paintball Association currently intends to use all available funds to finance the operation and expansion of its business.

Shares Eligible for Future Sale

International Paintball Association currently has 10,449,166 shares of common stock outstanding at September 30, 2009. A current shareholder who is an "affiliate" of International Paintball Association, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with International Paintball Association will be required to comply with the resale limitations of Rule 144. As of date hereof a total of 8,313,516 shares have been held for 1 year or more and are eligible for resale under Rule 144. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about International Paintball Association. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least six months may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

The Company is filing this Form 10 in order to pursue additional funding opportunities in the public markets. We intend to apply to have our common stock approved for sale in the over the counter - bulletin board market subject to approval which the Company is pursuing immediately after this filing.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES
-------------------------------------------------

The following information reflects all of the sales of our securities within the past three years.


Name                                                         Date            No of Shs         Price/Share
------------------------------------------------------- ---------------- ------------------ -------------------
(All purchased below were cash)
------------------------------------------------------- ---------------- ------------------ -------------------
B. Farmer                                                   11/1/05            2,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
R. Holt                                                     11/1/05            2,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
J. Webb                                                     11/1/05           20,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
R. Schrunk                                                  7/26/06          100,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Dugas                                                    11/3/05           75,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
J. Gyselinck                                                11/1/05           20,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
J. Hill                                                     2/4/05             8,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
J.H Brech LLC                                               11/3/05          160,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Myers                                                    11/3/05           75,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
C. Webb                                                     11/4/05           25,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Wood                                                     11/3/05           28,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
A. Deignan                                                  11/3/05           25,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
C. McMillan                                                 11/3/05           25,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
J. Stewart                                                  11/3/05           25,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Dugas                                                    11/4/05           25,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Myers                                                    11/4/05           25,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
R. Schrunk                                                  11/3/05          100,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
C. Webb                                                     11/3/05           75,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
A. Savant                                                   11/3/05           80,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
The Vice Law Firm, PLLC                                     11/4/05          750,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
J.H Brech LLC                                               11/4/05          840,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
B. Stern                                                   12/16/05           10,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
C. Childers                                                11/16/05           30,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Miller                                                   12/6/06           10,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Newberry                                                11/16/05           10,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
S. Fitzgerald                                               6/27/06           10,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
J. Webb                                                    11/29/05           20,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
PAMF Investment Club                                       11/29/05           20,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
G. Fry Jr.                                                 12/15/05          100,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
G. Fry Jr.                                                   1/6/06           60,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
G. Fry Jr.                                                  1/19/06          100,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
G. Fry Jr.                                                   2/2/06          100,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
G. Fry Jr.                                                  2/28/06          100,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
T. Dameron                                                  3/24/06           50,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------
M. Cawthon                                                  3/24/06           50,000                      0.01
------------------------------------------------------- ---------------- ------------------ -------------------


Name                                                                     Date            No of Shs         Price/Share
------------------------------------------------------------------ ---------------- ------------------ -------------------
Running of the Bulls, Inc.                                              3/24/06         250,000                       0.01
------------------------------------------------------------------ ---------------- ------------------ -------------------
R. Fodor                                                                4/19/06         260,000                       0.01
------------------------------------------------------------------ ---------------- ------------------ -------------------
B. Baughman                                                              6/5/06         100,000                       0.01
------------------------------------------------------------------ ---------------- ------------------ -------------------
D. Newberry                                                            12/26/06           2,500                       0.01
------------------------------------------------------------------ ---------------- ------------------ -------------------
S. Fitzgerald                                                           1/22/07           2,500                       0.01
------------------------------------------------------------------ ---------------- ------------------ -------------------
J. Webb                                                                11/30/07           5,000                       0.01
------------------------------------------------------------------- ---------------- ------------------ -------------------
B. Stern                                                                1/22/07           2,500                       0.01
------------------------------------------------------------------- ---------------- ------------------ -------------------
A. Savant                                                                6/9/06           50,000                      0.01
------------------------------------------------------------------- ---------------- ------------------ -------------------
R. Schrunk                                                               6/9/06           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
A. Savant                                                               9/11/06          100,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Schrunk                                                              9/11/06          200,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
N. Pence                                                               12/26/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
M. Cawthon                                                              9/28/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Dameron                                                              9/28/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
A. Savant                                                              12/26/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Schrunk                                                             12/26/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
B. Baughman                                                            12/26/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
V. D'Antonio                                                           12/28/06          100,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Beck                                                                12/28/06           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
C. Childers                                                            12/28/06           20,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Fodor                                                               12/26/06          100,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
C. Hendrix                                                             12/28/06            5,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
D. Miller                                                              12/28/06            5,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
D. Newberry                                                            12/28/06           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Minyard                                                             12/28/06          300,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
J. Simpson                                                               1/8/07          100,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
S. Fitzgerald                                                          12/28/06           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
S. Greer                                                                 1/8/07           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Hendrix                                                             12/28/06           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
A. Hendrix                                                             12/28/06           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
.. JDT Inv. Group Inc.                                                  12/28/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Webster                                                             12/28/06           20,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
J. Keenan                                                              12/28/06            5,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Papa                                                                12/28/06           20,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
Running of the Bulls, Inc.                                              1/12/07          100,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
M. Cawthon                                                             12/26/06           12,500                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Dameron                                                             12/26/06           12,500                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Schrunk                                                             12/26/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
K. Tindle                                                                1/8/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Haas                                                                  1/8/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
M. Margolis                                                             1/12/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
C. Childers                                                              1/8/07            7,500                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------

                                       43


Name                                                                     Date            No of Shs         Price/Share
------------------------------------------------------------------- ---------------- ------------------ -------------------
D. Miller                                                                1/8/07            2,500                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
PAMF Investment Club                                                     1/8/07            5,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
D. Parra                                                                1/12/07           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
E. Parra                                                                1/12/07           30,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
A. Savant                                                                1/8/07           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
K. Bleicken                                                             1/12/07           15,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Napolitano                                                            1/8/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
W. Bader                                                                1/22/07           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
S. Kozachenko                                                           1/22/07           20,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
J. Vandeman                                                             1/22/07           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Vandeman                                                             1/22/07            5,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
C. Callahan                                                             1/22/07           20,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Phifer                                                               1/25/07          150,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
D. Bennett                                                               2/5/07           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Burns                                                                1/25/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
A. Grifka                                                               1/25/07           30,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
J. Harrison                                                              2/5/07           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
M. Margolis                                                             2/14/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
D. Daragan                                                              2/14/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
K. Tindle                                                               2/14/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
K. Degarmo                                                              2/23/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
W. Bader                                                                3/13/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
J. Colina                                                               2/20/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
M. Huddleston                                                           2/20/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
E. Shuey                                                                2/20/07          190,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Uttamchandani                                                        2/23/07           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
E. Parra                                                                2/23/07           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
L. Cheshire/Johnson                                                     3/13/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Lewis                                                                3/13/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
G & E Group, Inc                                                        3/13/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
N. Greggains                                                             4/3/07           40,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
M. Altman                                                                4/3/07           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
D. Daragan                                                               4/4/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
A. Garnett                                                               4/4/07          100,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------

              Sales and issuances by Company of the unregistered securities listed above were made by the Company in reliance upon Rule 506 of Regulation D to the individuals listed above. All of the individuals and/or entities listed above that purchased the unregistered securities were all known to the Company and its management, through pre-existing business relationships, as long standing business associates, friends, and employees. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition. Each purchaser made written representation under Rule 506 of Regulation D, including net worth and sophistication. The Company required written representation that each purchaser who was not an accredited investor, either alone or with his purchaser representative, had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the prospective investment, and the issuer reasonably believed (based on written representations) immediately prior to making any sale that the purchaser came within this description.

                                                                                                                   Price
Consideration                                                                         Date of                      per
                                                                    Type              issue           Shares       Share
---------------------------------------------------------- ------------------------- --------------- -------------- -----
K. Szczech                                                         Services             4/12/07          20,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
R. Schrunk                                                         Services              4/4/07          25,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
B. Webb                                                            Services              4/4/07         100,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Business Financial Systems, Inc.                                   Services             4/10/07         100,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Cooper Business Solutions, Inc.                                    Services             4/23/07          50,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
K. Szczech                                                         Services              5/3/07          40,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
JKJB LLC                                                           Services             9/24/07         100,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
M. Goldman                                                         Services            10/18/07          50,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
D. D'Alessandro                                                    Services             11/9/07         100,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
R. Peppe                                                           Services            12/13/07         180,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
T. Dameron                                                         Services            12/13/07          10,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
M. Armstrong                                                       Services             2/25/08         150,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
J. Compton                                                         Services             2/15/08          25,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
J. Gibbons                                                         Services             2/15/08         125,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
R. Green                                                           Services             2/15/08          25,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Huitt Consulting LLC                                               Services              2/1/08         300,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
D. Martinez                                                          Cash               2/15/08         100,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Orion Consulting LLC                                                 Cash               2/15/08          50,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
B. Webb                                                            Services             2/15/08         100,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
W. Whiting                                                         Services             2/15/08          25,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Orion Consulting LLC                                                 Cash               3/17/08          50,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Orion Consulting LLC                                                 Cash                4/2/08          15,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Orion Consulting LLC                                                 Cash               4/15/08          30,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
G. Fry                                                             Services             4/22/08         150,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
D. Bennett                                                           Cash               5/28/08          10,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----

                                       45


                                                                                                                   Price
Consideration                                                                         Date of                      per
                                                                    Type              issue           Shares       Share

---------------------------------------------------------- ------------------------- --------------- -------------- -----
Orion Consulting LLC                                               Services             5/20/08          15,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
R. Fodor                                                           Services             5/22/08         400,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Steve Henson                                                Consideration for loan     11/20/08         200,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Michael A. Littman                                                 Services             8/27/08         150,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----

              All of the sales by Company of the unregistered securities listed immediately above were made by the Company in reliance upon
              Section 4(2) of the Act. All of the individuals and/or entities listed above that purchased the unregistered securities were all known to the Company and its management, through pre-existing business relationships, as long standing business associates, friends, and employees. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
-----------------------------------------------------------------

Authorized Capital Stock

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share. As of September 30, 2009, 10,449,166 shares of our common stock were issued and outstanding.

The holders of our common stock have no preemptive rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.


In April 2009, the Company issued a Convertible Promissory Note to a related party, J.H. Brech for $200,534. Such note is convertible (principal and/or accrued interest) into shares of the Company's common stock at $0.50 per share. The Note has a due date of April 2011. (Comment #26)

Preferred Stock

Our Articles of Incorporation authorize International Paintball Association to issue ten million (10,000,000) Shares of Preferred Stock. As of September 30, 2009, we had no shares of Preferred Stock issued and outstanding. The Board of Directors of the Company is authorized to issue the preferred stock from time to time in classes and series and is further authorized to establish such classes and series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each class or series, and to allow for the conversion of preferred stock into common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, of Golden, Colorado.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS
--------------------------------------------------

Under our Articles of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. No officer or director may be may be indemnified, however, where the officer or director acted committed intentional misconduct, fraud, or an intentional violation of the law.

We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, our must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Colorado.

Regarding the indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers and directors under Colorado law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by our officer(s), director(s), or controlling person(s) in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.


ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
----------------------------------------------------

The audited financial statements of International Paintball Association, Inc. for the years ended December 31, 2008 and 2007 appear as pages F-1 through F-17. The unaudited interim financial statements for the nine months ended September 30, 2009 appear as pages F-1 through F-17.

ITEM 14.  CHANGES  IN AND  DISAGREEMENTS  WITH  ACCOUNTANTS  ON  ACCOUNTING  AND
--------------------------------------------------------------------------------
FINANCIAL DISCLOSURE
--------------------

Not applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS
------------------------------------------

(a)       Audited financial statements for December 31, 2008 and 2007

          Unaudited financial statements for the nine months ended September 30, 2009

(b)       Exhibit No.               Description
          -----------               -----------
          3.1                       Articles of Incorporation*
          3.2                       Bylaws*
          23.1                      Consent of Independent Public Accountant**

* Previously filed on Form 10-12G on October 16, 2008
** Filed herewith

                                   SIGNATURES:

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: January 12, 2010
                                  International Paintball Association, Inc.

                                  /s/Brenda Webb
                                  --------------
                                  Brenda Webb,  Acting Interim CEO/President ,
                                  CFO and Director

                                 /s/Jeff Compton
                                 ---------------
                                 Jeff Compton, Director

                                 /s/Redgie Green
                                 ---------------
                                 Redgie Green, Secretary & Director

                                 /s/Malcolm C. Davenport, IV
                                 ------------------------------------
                                 Malcolm C. Davenport,IV,  Director